CONSENT OF WILLIAM PEARSON

The undersigned hereby consents to the references to, and the information derived from, the reports titled (i) “Technical Report of Mineral Resources and Mineral Reserves, Limon Mine and Mestiza La India Areas, Nicaragua” dated March 14, 2009 and (ii) “Technical Report of Mineral Resources and Mineral Reserves, Limon Mine and Mestiza Areas, Nicaragua” dated March 31, 2008, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ William Pearson
William Pearson, Ph.D., P.Geo.
December 23, 2015